EXHIBIT 107
Calculation of Filing Fee Table
Form
F-4
(Form Type)
Teekay Tankers Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	Rules 457(c) and 457(f)(1)	30,115,003 (1)	$54.57 (2)	$1,643,375,713.71 (2)	0.0001476	$242,562.26

	Total Offering Amounts					$1,643,375,713.71	0.0001476	$242,562.26

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$242,562.26

(1)
Based on an estimate of the shares of Class A common stock of Teekay Tankers Ltd. that are expected to be outstanding as of the completion of the Redomiciliation described in the registrant’s registration statement on Form
F-4,
which represents the Class A common shares of Teekay Tankers Ltd., a Bermuda exempted company into which such outstanding Class A common stock of Teekay Tankers Ltd., a Marshall Islands corporation are expected to convert, on a one-for-one
basis, in connection with the Redomiciliation described in the registrant’s registration statement on Form
F-4.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high ($56.36 per share) and low ($52.78 per share) prices of the Class A common stock of Teekay Tankers Ltd. on the New York Stock Exchange on August 5, 2024, in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended.